OWENS-ILLINOIS AGREES TO ACQUIRE GLASS OPERATIONS IN ITALY, CZECH REPUBLIC,
SPAIN

Toledo, Ohio, December 16, 1996 -- Owens-Illinois, Inc., (NYSE: OI) today announced that it has completed a definitive agreement to purchase a controlling interest of approximately 76% in AVIR S.p.A., the largest manufacturer of glass containers in Italy. Owens-Illinois also will initiate a tender offer for the 21% of the shares that are publicly held.

AVIR is also the largest glass container manufacturer in the Czech Republic and the fourth largest in Spain. Its major customers are producers of wine, spirits, beer, and food.

The acquisition is expected to increase O-I's annual sales by about $600 million and establish O-I's rapidly growing international operations as the company's largest business segment. Based on AVIR's historical performance, the acquisition is expected to make a positive contribution to Owens-Illinois earnings in 1997.

Joseph H. Lemieux, Owens-Illinois chairman and chief executive officer, said, "This is a major step in our strategy to accelerate long-term growth by meeting the growing demand for quality packaging in international markets." When the acquisition of AVIR is completed, O-I's international operations are expected to contribute about 40% of the company's total sales, up from 28% in 1995 and just 18% in 1991.

Mr. Lemieux said, "Improving standards of living in developing regions and global expansion programs by our major customers are generating exciting opportunities. We will continue to pursue these opportunities by making strategic acquisitions and by employing our technology to increase the productivity of our international operations."

R. Scott Trumbull, Owens-Illinois executive vice president, international operations, said, "With the addition of AVIR, we will be very well positioned to serve the large and steadily growing market for glass containers in Western Europe as well as to meet the rapidly growing demand in Eastern and Central Europe." O-I currently has European affiliates in the United Kingdom, Poland, Hungary, Finland, and Estonia. Each is the largest glass container manufacturer in its respective country.

AVIR is based in Milan and its shares are traded on the Milan Stock Exchange. Approximately 21% of the shares are publicly held, with the remaining shares controlled by Dr. Natale Maderna, AVIR chairman, and members of the Maderna and Ricciardi families.

Mr. Lemieux also announced that Franco Todisco, a member of the Maderna family and a long-time senior executive of AVIR, will become president of AVIR. "We have long admired AVIR as a very well managed company and we are pleased that Franco Todisco has agreed to become a member of our management team. During the transition, we look forward to working closely with the members of the Maderna and Ricciardi families to maintain the high standards of quality and customer service that they have established."

                              Page 5 of 6 pages

Owens-Illinois has provided glass-making technology and equipment to AVIR for 26 years under a series of technical assistance agreements.

Total consideration for 100% of the AVIR shares is expected to be approximately $580 million and will be financed initially by bank borrowings. The acquisition is expected to be completed in the first quarter of 1997.

Not including AVIR, Owens-Illinois since 1991 has acquired eight glass container companies serving emerging markets. O-I is the largest manufacturer of glass containers in North America, South America, and India. Upon completion of the acquisition of AVIR, it will become the second-largest in Europe. Approximately one of every two glass containers made worldwide is manufactured by Owens-Illinois, its affiliates, or its licensees.

Owens-Illinois is on track in 1996 for its fifth consecutive year of improved earnings. O-I recently reported net earnings of $168.2 million, or $1.39 per share, for the nine months ended September 30, 1996, up 13% from the prior year period.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements are necessarily projections which are subject to change upon the occurrence of events that may affect the business. The Company also points out that acquisitions involve a number of risks that can cause actual results to be materially different from expected results.

CONTACT:  Owens-Illinois, John Hoff, 419-247-1203


























                              Page 6 of 6 pages